EXHIBIT 99.1

RBC Life Sciences®

Press Release                            For Further Information:
For Immediate Release                    Richard S. Jablonski, VP-Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports 2012 Results

Irving, Texas, March 28, 2013 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $25.2 million for the year ended December 31, 2012, a 12% decrease over 2011 consolidated net sales of $28.5 million. For the year ended December 31, 2012, the Company reported a net loss of $361,000, or $0.02 per diluted share, compared to a net loss of $71,000, or $0.00 per diluted share, during 2011.

“During 2012, sales of our Nutritional Products decreased by $2.8 million, primarily due to a reduction in sales to our international licensees, as well as a decrease in sales to our Associate network in North America. Our Medical Products sales decreased $0.5 million, largely as a result of the Chapter 11 filing by our largest customer in this segment while it seeks to settle a reimbursement dispute with Medicare,” said RBC Life Sciences CEO, Clinton H. Howard. “The net loss for the year resulted primarily from lower operating margins as a result of the sales decline, as well as increased operating costs related to the first full year of branch office operations in Taiwan and higher product testing costs for compliance with GMP regulations. Our higher operating costs were partially offset by a casualty gain recognized in connection with the replacement of the roof of our facility in Irving, Texas and reimbursement for a related claim under a replacement cost insurance policy. While we were disappointed with our financial performance, the higher level of product testing costs are largely behind us and we are encouraged by recent developments, including the launch of nutritional supplement sales in Australia, and the granting of a U.S. Patent for one of our nutritional supplements, NeuroBright®, a unique formulation that nutritionally supports cognitive function, learning and remembering. We are also particularly pleased with the continuing success of our largest selling product Stem-KineTM, which has been shown in human studies to enable an increase in the production of stem cells.”

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

RBC Life Sciences - Year 2012

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2012	2011
Net sales	$25,160	$28,448
Gross profit	12,632	14,316
Operating loss	(464)	(71)
Loss before income taxes	(590)	(211)
Benefit for income taxes	(229)	(140)
Net loss	(361)	(71)

Loss per share - basic	$(0.02)	$(0.00)
Loss per share - diluted	(0.02)	(0.00)

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,229

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$3,896	$3,859
Inventories	5,085	6,449
Other current assets	2,173	1,669
Total current assets	11,154	11,977
Other assets	6,860	6,849
Total assets	$18,014	$18,826

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,606	$3,237
Deferred revenue	3,231	2,990
Other current liabilities	197	182
Total current liabilities	6,034	6,409
Other liabilities	2,465	2,554
Shareholders' equity	9,515	9,863
Total liabilities and shareholders' equity	$18,014	$18,826